                                  EXHIBIT 11.1
                      REXON INCORPORATED AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
               Periods Ended January 1, 1995 and January 2, 1994
                     (in thousands, except per share data)

                                                                                   Quarter Ended
                                                                             --------------------------
                                                                             January 1,       January 2,
                                                                                1995            1994
                                                                             ---------        ---------
Net income                                                                    $   331          $    3
Less Preferred Stock dividends                                                     60              26
Net income (loss ) attributable to Common Stock                               -------          ------
  used to compute primary earnings per share                                      271             (23)
                                                                              =======          ======

Add interest on convertible subordinated notes payable
  (net of taxes at the Company's effective
  tax rate of 20%)                                                                  0               0

Net income (loss) attributable  to Common Stock used
  to compute fully diluted earnings per share.                                $   271          $  (23)

Primary earnings per share:
Average number of shares of:
  Common Stock and Common Stock
    Equivalents outstanding:                                                   10,294           9,531

Primary earnings per share                                                       $.03            $.00
                                                                              =======          ======

Fully diluted earnings per share:
  Weighted average number of Common
    shares outstanding                                                         10,294           9,531


  Dilutive effect of stock options
    after application of  treasury stock method                                 117             -0-


  Dilutive effect of convertible subordinated
    notes payable and convertible preferred stock                               -0-             -0-
                                                                              -------          ------

  Number of shares used to compute fully
    diluted earnings per share                                                 10,411           9,531


Fully diluted earnings per share                                                 $.03            $.00
                                                                              =======          ======

                                       13